Exhibit 99.1

News Release

Contacts
Investors	Carl Kraus	904-357-9158
Media	Robin Keegan	904-357-9194

Rayonier Completes Acquisition of 250,000 Acres

JACKSONVILLE, Fla., Nov. 29, 2011 - Rayonier (NYSE: RYN) completed the previously announced acquisition of approximately 250,000 acres of timberlands from Joshua Timberlands LLC and Oklahoma Timber, LLC for $330 million. The acquisition was funded using cash, Rayonier's revolving credit facility and the assumption of existing debt of the sellers.

“The acquisition of these quality timberlands aligns with our strategy to grow and diversify Rayonier's timberland ownership,” said Lee M. Thomas, chairman and chief executive officer.

The timberlands are located primarily in Mississippi, Louisiana, Oklahoma and Alabama. With the completion of the acquisition, Rayonier now owns, leases or manages approximately 2.7 million acres in ten states in the U.S., and New Zealand.

About Rayonier
Rayonier is a leading international forest products company with three core businesses: Forest Resources, Real Estate and Performance Fibers. The company owns, leases or manages 2.7 million acres of timber and land in the United States and New Zealand. The company's holdings include approximately 200,000 acres with residential and commercial development potential along the Interstate 95 corridor between Savannah, Ga., and Daytona Beach, Fla. Its Performance Fibers business is one of the world's leading producers of high-value specialty cellulose fibers, which are used in products such as filters, pharmaceuticals and LCD screens. Approximately 45 percent of the company's sales are outside the U.S. to customers in approximately 40 countries. Rayonier is structured as a real estate investment trust. More information is available at www.rayonier.com.
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